Exhibit 99.1

News release

QLT ANNOUNCES CLOSING OF ACQUISITION OF SHARES OF ARALEZ PHARMACEUTICALS INC. AND SPECIAL DISTRIBUTION TO SHAREHOLDERS

For Immediate Release	February 5, 2016

VANCOUVER, CANADA — QLT Inc. (NASDAQ:QLTI) (TSX:QLT) (“QLT”) today announces that it has acquired 7,200,000 common shares (the “Aralez Shares”) of Aralez Pharmaceuticals Inc. (“Aralez”) for a per share price of US$6.25 and an aggregate purchase price of US$45 million.  Aralez is a newly formed global specialty pharmaceutical company resulting from the business combination of POZEN Inc. and Tribute Pharmaceuticals Canada Inc. which completed today.  Commencing on or about February 8, 2016, the common shares of Aralez will trade on NASDAQ under the ticker symbol “ARLZ”, and on or about February 10, 2016, will trade on the Toronto Stock Exchange under the ticker symbol “ARZ”.  In connection with QLT’s acquisition of the Aralez Shares, Jason Aryeh, the Chairman of QLT’s board of directors, has been appointed to the board of directors of Aralez.

Special Distribution

As previously announced, QLT intends to distribute the Aralez Shares to its shareholders as a special distribution (the “Special Distribution”).  In connection with the Special Distribution, QLT has entered into an agreement with third parties to purchase a certain number of Aralez Shares from QLT at US$6.25 per share so that QLT shareholders will be given the opportunity to elect to receive, in lieu of Aralez Shares, up to an aggregate of US$15 million in cash, subject to proration among the shareholders.

QLT intends to implement the Special Distribution as part of a reorganization of its share capital pursuant to a statutory plan of arrangement (the “Share Reorganization”).  The Share Reorganization requires the approval of the QLT shareholders which will be sought at a special meeting (the “Special Meeting”) of the Company’s shareholders scheduled to be held on March 18, 2016 in Vancouver, Canada.  If approved at the Special Meeting, the Share Reorganization is expected to permit QLT to make the Special Distribution to QLT shareholders in a tax efficient manner.  If the Share Reorganization is not approved at the Special Meeting, the board of directors of QLT may implement the Special Distribution as a dividend in kind.

Record Date for Election and Election Process

QLT’s shareholders as of February 16, 2016, the record date for the Special Distribution (the “Record Date”) will receive approximately 0.13629 of an Aralez Share for each QLT common share (“QLT Share”) held based on the current number of issued and outstanding QLT Shares, subject to the cash election described below.  No fractional Aralez Shares will be issued and the number of Aralez Shares distributable pursuant to the Special Distribution will be rounded down to the nearest whole Aralez Share.

QLT shareholders will be entitled to elect to receive all or part of their entitlement of the Special Distribution in cash, subject to proration among the shareholders to reflect the maximum available cash component of US$15 million.  The final amount of Aralez Shares (or cash in lieu) payable in respect of each QLT Share will be based on the number of issued and outstanding QLT Shares on the Record Date.

In order to elect to receive cash in lieu of all or part of their entitlement to Aralez Shares, QLT shareholders are required to complete and return an election form which will be mailed on or about February 18, 2016 to registered QLT shareholders as of the Record Date.  The election form must be returned to QLT’s transfer agent Computershare Investor Services Inc. on or before the deadline which will be set out in the election form.  Shareholders who hold QLT Shares through a broker or intermediary should contact their broker or intermediary for details on how to make the election.

Full details of the Special Distribution and the election procedure will be contained in the Proxy Statement to be prepared by QLT and mailed to its shareholders in connection with the Special Meeting.  It is anticipated that the Proxy Statement, the election form and other materials will be mailed to QLT shareholders on or about February 18, 2016.  Following the mailing to QLT shareholders, the Proxy Statement, the election form and accompanying materials will also be available on QLT’s profile at www.sedar.com and www.sec.gov, as well as QLT’s website at www.qltinc.com.

Due Bill Trading Procedures

In accordance with the rules of the Toronto Stock Exchange and NASDAQ, “due bill” trading procedures will be applied in connection with the Special Distribution.  Pursuant to these procedures, automated systems will track any trading of QLT Shares in the period (the “Due Bill Period”) between the second trading day prior to the Record Date for the Special Distribution, being February 11, 2016, and the payment date for the Special Distribution, anticipated to be on or about March 22, 2016 (the “Distribution Date”).  During the Due Bill Period, automated systems will attach “due bill” instruments to any QLT Shares sold which will obligate sellers to deliver Aralez Shares they are entitled to pursuant to the Special Distribution (or cash in lieu of all or part of their entitlement to Aralez Shares, if an election is made as described above), to buyers of such QLT Shares.  Accordingly, if a QLT shareholder sells its QLT Shares during the Due Bill Period, it will be selling away its right to receive the Aralez Shares it is entitled to pursuant to the Special Distribution (or cash in lieu of all or part of its entitlement to Aralez Shares) and such sale will include an obligation on the part of the seller, in the form of a “due bill”, to deliver such Aralez Shares or cash in lieu to the buyer of such QLT Shares.  It is anticipated that the buyers of QLT Shares during the Due Bill Period will not know whether a cash election has been made with respect to their entitlement to the Special Distribution.

As described above, holders of QLT Shares, including the buyers of QLT shares, on the Distribution Date will be entitled to receive the Special Distribution.  The QLT Shares will commence trading on an “ex-distribution” basis on the next trading day following the Distribution Date, as of which date purchases of QLT Shares will no longer have an attaching right to the Special Distribution.  The “due bills” will be redeemed once all trades with attached “due bills” entered during the Due Bill Period have settled, which is anticipated to occur at the end of the business day on or about March 29, 2016.

Canadian Early Warning Reporting Requirements

The following disclosure is required by Part 3 of National Instrument 62-103 The Early Warning System and Related Take-Over Bid and Insider Reporting Issues of the Canadian Securities Administrators.  A copy of the report filed by QLT in connection with the acquisition of the Aralez Shares will be filed on Aralez’s SEDAR profile, at www.sedar.com.  It can also be obtained directly from QLT by contacting Dori Assaly, QLT’s Corporate Secretary and Senior Vice President, Legal, at (604) 707-7000.

As set out above, QLT today acquired ownership and control over the Aralez Shares, which represent 10.1% of Aralez issued and outstanding common shares. Immediately prior to the closing of the business combination of Tribute Pharmaceuticals Canada Inc. (“Tribute”) and POZEN Inc., QLT acquired common shares of Tribute which were subsequently exchanged for Aralez Shares as a result of the business combination transaction.  The Aralez Shares were acquired pursuant to the prospectus exemption contained in Section 2.11 of National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators at a price per Aralez Share of US$6.25 (C$8.58).  QLT acquired the Aralez Shares for investment purposes and intends to distribute the Aralez Shares to QLT shareholders pursuant to the Special Distribution, as described above.  QLT may acquire further securities of Aralez for investment purposes, in the market or privately, from time to time.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide.  We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT).  For more information about the Company’s products and developments, please visit our website at www.qltinc.com.

Important Information For Investors And Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the transactions referred to in this material, QLT expects to file a proxy statement with the Securities and Exchange Commission (“SEC”). This material is not a substitute for the proxy statement or for any other document that QLT may file with the SEC and send to QLT’s shareholders in connection with the Special Distribution. INVESTORS AND SECURITY HOLDERS OF QLT ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other documents filed with the SEC by QLT through the website maintained by the SEC at http://www.sec.gov and also on the System for Electronic Document Analysis Retrieval (“SEDAR”) website maintained by the Canadian Securities Administrators at www.sedar.com. QLT stockholders may also obtain these documents, free of charge, from QLT’s website at www.qltinc.com under the heading “Investors” and then under the heading “Proxy Circulars” or upon request directly to QLT to the attention of “QLT Investor Relations”, 887 Great Northern Way, Suite 250, Vancouver, British Columbia, Canada, V5T 4T5.

QLT and certain of its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of QLT is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015. This document can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws.  Forward looking statements include, but are not limited to, statements concerning the Special Distribution of the Aralez Shares (or cash in lieu) to QLT shareholders, the intention of certain third parties to provide a US$15 million backstop for those QLT shareholders who elect to receive cash in lieu of Aralez Shares (subject to proration), statements regarding the expected timetable for completing the Special Distribution, including the timing of the Due Bill Period and the Distribution Date, the timing for holding the Special Meeting, the effect of the Special Distribution on QLT and the QLT Shares (including the tax consequences thereof), the future potential of Aralez and any other statements regarding QLT’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could,” “potential,” “continue,” “ongoing,” “upside,” “increases,” and “potential” and similar expressions.  All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements.  Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the timing to hold the Special Meeting and complete the Special Distribution, including the timing of the Due Bill Period and the Distribution Date; failure to obtain shareholder approval of the Share Reorganization at the Special Meeting; the risk that the Aralez share price could decline; and uncertainties relating to QLT’s development plans, timing and results of the clinical development and commercialization of QLT’s products and technologies.  Additional information concerning these and other factors can be found in QLT’s filings with the SEC, including QLT’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. QLT assumes no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking that speak only as of the date hereof.

QLT Inc. Contacts:

For Investors:

Andrea Rabney or David Pitts

Argot Partners

P: 212-600-1902

andrea@argotpartners.com

david@argotpartners.com

For Media:

Chuck Burgess or Mike Pascale

Abernathy MacGregor

P:212-371-5999

clb@abmac.com

mmp@abmac.com